EXHIBIT 10.11

                             CONTRACT OF EMPLOYMENT



Between the undersigned,

- Cartis International Limited Address: Cartis Center - Old Road Moka Road - Bell Village Republic Of Mauritius represented by Mr Herve GALLION, Chairman and CEO, having all capacities to negotiate the present contract

On the one hand,

and

- Mr Steve Olivier, of mauricien nationality

on the other hand,

He was agreed what follows:

Offer of Employment

CARTIS International Ltd offers to hire Mr Steve Olivier, effective as of the 1/1/1999, under the terms and conditions indicated hereafter, and under the conditions of satisfactory results of the medical examination.

Mr Steve Olivier who accepts this offer of employment.

Trial period

This contract, without defined duration, will become fully effective at the end of a three months trial period.

Responsibilities

Mr  Steve  Olivier  will   exercice  the   functions  of  Chief   Financial  and
Administrative Officer, under the authority and within the framework of the instructions given by the Chairman & CEO.

Remuneration

In remuneration of his services, Mr Steve Olivier will receive monthly wages of Rs 8,000.00 for a part time employment avraging 12 hours per week.

Place of work

Mr Steve Olivier's place of work will be at the headquarters of CARTIS International in Mauritius

Paid vacations

Mr Steve Olivier will benefit from the allowance of paid vacations as specified by law. The timing of these vacations is determined by mutual agreement between Management and Mr. Steve Olivier, taking into account the requirements of the job.

Clause of confidentiality

Mr Steve Olivier covenants not to communicate to anyone, inside as well as outside of the Company, for the duration of this contract and beyond, any of the information regarding the activities of the Company, of which he would have been appraised in the exercise of his duties.

This confidentiality agreement covers in particular all the technical documents, drawings, studies, projects and achievements, and in a general way, all the industrial know-how to which Mr Steve Olivier will have access, within the framework of its professional activity at the Company.

Upon termination of employment in the Company, Mr Steve Olivier will have to return all the documents that would have been entrusted to him or that he would have generated in the performance of his duties. In general, all technology and know-how relating to the activity for which he was employed, which are specific to CARTIS International or related companies, to the extent that he would have knowledge of them, could not be used by him in another company, nor benefit any other company, existing or future.

Conditions for execution of the contract

Mr Steve Olivier commits to observe the work instructions that could be given to him. He will also be responsible to communicate these instructions to his subordinates and ensure their implementation.

Mr Steve Olivier will have to inform the Company of any change in the personal information given at the time of his hiring (addresses, family circumstances, etc.).

Drafted in double originals,  in Bell Village, on 8/1/99

/s/  Steve Olivier                                           /s/  Herve Gallion
                                                             President

Signature preceded by the handwritten mention



" read and approved "